Exhibit 10.9

VOLUNTARY DEFERRED COMPENSATION PLAN

FOR DIRECTORS

(Effective February l, 2000)

TABLE OF CONTENTS

1.	Establishment and Purpose of the Plan	1

2.	Administration	1

3.	Eligibility	1

4.	Deferrals of Compensation	1

5.	Accounts under the Plan	2

6.	Deemed Investment of Accounts	2

7.	Change in Investment Directions	2

8.	Crediting of Accounts	2

9.	Status of Investments	2

10.	Vesting	3

11.	(a) Payment of Accounts	3

12.	Change in Control	5

13.	Hardship	5

14.	Designation of Beneficiaries	6

15.	Nonalienation	6

16.	Indemnification	6

17.	Severability	6

18.	Waiver	6

19.	Notices	6

20.	Governing Law	7

21.	Construction of Language	7

22.	Amendment or Discontinuance	7

ii

VOLUNTARY DEFERRED COMPENSATION PLAN

FOR DIRECTORS

(Effective February 1, 2000)

1. Establishment and Purpose of the Plan. Ottawa Savings Bank hereby amends its “Agreement for Deferral of Director’s Fees” dated December 17, 1982 (the “Previous Plan”), in its entirety into the Voluntary Deferred Compensation Plan for Directors effective February 1, 2000. This Voluntary Deferred Compensation Plan for Directors (the “Plan”) is established to enable the members of the Board of Directors of Ottawa Savings Bank (the “Bank”) and its subsidiaries to defer a portion of the fees that would otherwise be paid to them as directors and to, instead, receive such amounts at a later date. Amounts deferred under the Previous Plan shall be governed exclusively by the provisions of the Previous Plan.

2. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Bank or such other committee appointed either by the Board of Directors of the Bank (the “Board”) or by such Compensation Committee (the “Committee”). The Committee shall be authorized to interpret the Plan and make decisions regarding any questions arising thereunder, and any such interpretation or decision of the Committee shall, unless overruled or modified by the Board, be final, conclusive and binding upon all directors of the Bank and its subsidiaries and upon any person claiming benefits or rights under the Plan by or through any such individual. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Committee may, in its discretion, designate a person or persons to carry out such duties or functions as the Committee so determines. Notwithstanding any provision of the Plan to the contrary, any duty or function which may be performed by the Committee or its delegates under the Plan may instead be performed by the Board if the Board so determines in its sole discretion.

3. Eligibility. Members of the Board of Directors of the Bank and its subsidiaries shall be permitted to participate in the Plan. To the extent, if any, the provisions of the Employee Retirement Income Security Act of 1974, as amended, apply to this Plan with respect to any directors who are otherwise employees of the Bank or its subsidiaries, it is intended that this program be limited to a select group of management or highly compensated employees, within the meaning of such law.

4. Deferrals of Compensation. With respect to each year as to which an individual has been designated as eligible to participate in this Plan, the individual may elect to become a Participant in the Plan by submitting to the Committee or its designee a written election to defer receipt of a either a percentage, or specified dollar amount of the amounts that would otherwise be earned by the Participant in connection with his or her services as a director of the Bank or one or more of its subsidiaries in the next following calendar year. Except as otherwise provided by the Committee in accordance with law, such election shall be made on or before the last day of the calendar year preceding the calendar year with respect to which the election relates. With respect to each individual who first becomes an eligible director who is to receive compensation as a director, elections may be made to defer receipt of such compensation to be earned after the date of election through the end of the calendar year of the election within 30 days after the individual first becomes such an eligible director. No election for a deferral of a specified dollar amount of compensation shall apply to an amount that totals less than $1,000.

5. Accounts under the Plan. Amounts deferred by a Participant pursuant to Paragraph 4 hereof shall be maintained in an Account for such Participant by the Bank or by the subsidiary of the Bank responsible to pay the compensation being deferred by the participant hereunder.

6. Deemed Investment of Accounts. The Account maintained on behalf of each Participant with respect to the amounts deferred by that Participant hereunder with respect to each year of participation by the Participant shall be deemed to be invested in, and shall be adjusted to reflect earnings and losses of, such investments or investment funds as is designated as available from time to time by the Committee. To the extent the Committee makes available alternative deemed investment vehicles with respect to amounts eligible to be deferred under the Plan, each Participant shall, upon making a deferral election hereunder, designate, in the form and manner prescribed by the Committee, that the amounts to be credited to his or her Account be applied in such proportions as he or she may designate, in such multiples as is permitted by the Committee, in each deemed investment made available by the Committee. The Committee may make available different deemed investments for amounts deferred at different times under the Plan, and may change the available deemed investments under the Plan from time to time. The Committee may also designate that only one deemed investment be available with respect to any amounts deferred hereunder, in which event that deemed investment shall apply to all such amounts without regard to any other election that a Participant may desire.

7. Change in Investment Directions. A Participant may, by filing a notice in the form and manner prescribed by the Committee, elect to change his or her investment direction with respect to all or a portion of the amounts then held, or to be held, in such Participant’s Account, with such election and the new investment direction becoming effective as of the first day of any calendar quarter (i.e. January 1, April l, July 1 or October 1), provided such investment direction election is made, and not revoked, prior the first day of such calendar quarter. Such direction may relate solely to amounts already allocated to the Participant’s Account (in which event it shall constitute a direction to transfer amounts in the Participant’s Account among the various available deemed investments) or may relate solely to amounts to be deferred in the future, or may relate to both amounts already allocated to the Participant’s Account and amounts to be deferred in the future. Any investment direction election made by a Participant shall remain in effect until changed, to the extent such change is permitted under the Plan.

8. Crediting of Accounts. Each Participant’s Account shall be deemed credited at the end of each calendar quarter (or on such other dates as is designated by the Committee) with the earnings or losses that the amount in the Account would have experienced had the Account actually been invested in the deemed investment designated by the Participant or, as appropriate, the Committee.

9. Status of Investments. All investments made by the Bank or any other subsidiary of the Bank pursuant to this Plan will be deemed made solely for the purpose of aiding such entity in measuring and meeting its obligations under the Plan. Further, such entities are not limited to the investments described in the provisions set forth above but are merely obligated to provide payments pursuant to the terms of this Plan that reflect the investment returns offered by the deemed investments made available under the Plan. The Bank or, as applicable, one or more of the subsidiaries of the Bank, will be named sole owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments. This Plan places no obligation upon any entity to invest any portion of the amount in a Participant’s Account, to invest or continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment. Nothing stated herein shall cause such investments to be treated as anything but the general assets of the Bank or, as applicable, other subsidiaries of the Bank, nor will anything stated herein cause such investments to represent the vested, secured or preferred interest of the Participant or his or her beneficiaries designated under this Plan. Participants hereunder have the status of unsecured creditors with respect to their Accounts, and it is intended that the Plan be unfunded for tax purposes and, to any extent applicable, for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

10. Vesting. Participants shall be fully vested in all amounts in their Accounts at all times.

11. (a) Payment of Accounts. At the time a Participant elects to defer compensation hereunder, the Participant shall designate the time and the manner for the payment of the amounts to be allocated to such Participant’s Account with respect to such deferral of compensation. Except as otherwise provided below, payment to a Participant shall commence upon a fixed date selected by the Participant at the time of the deferral chosen from the following dates:

(i) The last day of a calendar quarter ending at least two years from the end of the calendar year in which the deferred compensation would otherwise be payable, but no later than the end of the calendar quarter in which occurs the Participant’s 75th birthday.

(ii) The fast day of any one of the four calendar quarters ending after the service of the participant as a director of the Bank or any of its subsidiaries terminates (as designated by the participant at the time of deferral).

Except as otherwise provided below, the form of payment of deferred amounts in a Participant’s Account shall be designated by the Participant at the time the election to defer compensation is made and shall be from among the following options, to the extent such optional forms are made available by the Committee. All forms of payment shall be based on the value of a Participant’s Account attributable to the particular deferral election and all forms of payment shall be actuarially equivalent to each other. The options that may be made available are:

(A) a lump sum;

(B) a number of quarterly or annual installments, limited in such manner as is determined by the Committee;

(C) one or more forms of annuity, with such terms as shall be determined by the committee in its sole discretion; or

(D) a designated dollar amount (to the extent such amount is allocated to the Participant’s Account with respect to the deferral of compensation in question) or percentage of the Participant’s account at the end of one or more calendar quarters otherwise available for election for the commencement of distributions as described above, with the remainder of the amount subject to such designation to be distributed commencing at such other date chosen from clauses (a)(i) or (a)(ii) above.

In the event that payment is to be made in the form of an annuity, the amount of each annuity payment shall be determined by the Committee or its designee in its sole discretion, which amount shall be based on the amounts that could be payable under one or more commercial annuity products that could be purchased with the amount in a Participant’s Account that is to be paid in the form of an annuity at a date set by the Committee that is within 60 days of the starting date of the annuity, with the identity of the commercial annuity products to be used for this purpose to be determined in the sole discretion of the Committee, or by the Committee’s designee in accordance with standards established by the Committee. Any such determination, and the determination by the Committee or its delegates of the amount of any annuity payments to be made hereunder shall be final and binding upon all Participants and beneficiaries. In the event that the Committee or its designee, in their sole and absolute discretion, shall direct that a commercial annuity be purchased in order to fund any payment obligations hereunder, such annuity contract, when purchased, shall be the property of the Bank or other purchasing subsidiary of the Bank, and the Participant will continue to be no more than an unsecured creditor of the Bank or, as applicable, another subsidiary of the Bank, as described above. Each Participant’s Account under the Plan shall be reduced by the amount of any distribution hereunder.

(b) Payments Upon Change in Control or Hardship. A Participant may also, solely to the extent permitted by the Committee, direct that all of the amounts then allocated to the Participant’s Account be distributable to the Participant upon a Change in Control of the Bank (as defined below), or that all or a portion of the amounts otherwise payable to the Participant be distributable in the event of a Hardship (as defined below), in which event the amount of any further scheduled distribution shall be reduced by the amount previously distributed on account of such event.

(c) Payments Upon Death. To the extent permitted by the Committee, a Participant may elect that if the Participant dies before payments of a deferred amount have otherwise commenced to the Participant, the amount allocated to the Participant’s Account be distributed to the Participant’s Beneficiary (as defined below) either on the last day of the calendar quarter in which the Participant dies (or as soon as practicable thereafter) or on the last day of the first calendar quarter in the calendar year immediately following the date of the Participant’s death; provided, however that if no such election is made, payment shall be made in a single lump sum at the end of the calendar quarter in which the Participant died, or as soon as practicable thereafter. If payments of a deferred amount in the form of installments have already commenced to the Participant, they shall continue to be made after the Participant’s death to the Participant’s Beneficiary, who shall otherwise be granted the same rights as were held by the Participant hereunder.

(d) Additional Payment Elections. Notwithstanding the preceding provisions of this Paragraph 11 to the contrary, a Participant may subsequently elect, in such form and manner as may be prescribed by the Committee, that the amounts credited to his or her Account be distributed commencing on one of the dates described in clause (a)(i) or (a)(ii) above in lieu of the date(s) initially selected, provided that any such election only relates to deferrals made on or after February 1, 2000 and the election is made at least twenty-four (24) months prior to the earlier of the date payments would otherwise commence (other than on account of Hardship or a Change in Control) or the Participant’s termination of service for any reason as a member of the Board and, as applicable, as a member of the boards of directors of all subsidiaries of the Bank. Further, notwithstanding the preceding provisions of this Paragraph 11 to the contrary, a Participant may also subsequently elect, in such form and manner as may be prescribed by the Committee, that the amounts credited to his or her Account be paid in any one of the forms of benefit payment provided under this Paragraph 11 in lieu of the form of payment initially selected, provided that any such election only relates to deferrals made on or after February l, 2000 and the election is made at least twenty-four (24) months prior to the earlier of the date payments would otherwise commence (other than on account of Hardship or a Change in Control) or the Participant’s termination of service for any reason as a member of the Board and, as applicable, as a member of the boards of directors of all subsidiaries of the Bank.

12. Change in Control. Unless otherwise determined by the Committee at the time of a Participant’s deferral hereunder, for purposes of this Plan, a Change in Control means the earliest of (I) the occurrence of a Terminating Event (as defined below), or (ii) the dissemination of a proxy statement soliciting proxies from stockholders or members of the Bank seeking stockholder or member approval of a Terminating Event of the type described in clause (a) below, or (iii) the publication or dissemination of an announcement of action intended to result in a Terminating Event of the type described in clauses (b) or (c) below. For these purposes, a “Terminating Event” means:

(a) the reorganization, merger or consolidation of the Bank with one or more corporations as a result of which the outstanding shares of common stock of the Bank are exchanged or converted into cash or property or securities not issued by the Bank unless the reorganization, merger or consolidation shall have been affirmatively recommended to the Bank’s stockholders or members by a majority of the members of the Board.

(b) the acquisition of substantially all of the property or of more than 35% of the voting power of the Bank by any person or entity; or

(c) the occurrence of any circumstance having the effect that directors who were nominated for election as directors by the Nominating Committee of the Board shall cease to constitute a majority of the authorized number of directors of the Bank.

13. Hardship. Unless otherwise determined by the Committee, for purposes of this Plan, a Participant shall be deemed to have incurred a Hardship in the event the Participant experiences severe financial difficulties resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code) of the Participant, loss of the Participant’s property due to casualty, or another similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. The determination of whether or not a Participant has incurred a Hardship shall be made by the Committee, and no distribution on account of a Hardship shall be in excess of the amount necessary to meet the emergency.

14. Designation of Beneficiaries. In the event that a Participant dies prior to the receipt of all amounts payable to him or her pursuant to the Plan, all remaining amounts credited to his Account shall be paid to such one or more beneficiaries and in such proportions as the Participant may designate, in accordance with the provisions of Paragraph 11. If no Beneficiary has been named by the Participant, or if a named Beneficiary has predeceased the Participant and no successor beneficiary has been named or if a beneficiary designation is otherwise ineffective, payment shall be made to the estate of the Participant, and if any Beneficiary shall die after payments to that Beneficiary have commenced, if any remaining payments would otherwise be made to such Beneficiary, they shall instead be made to the estate of the Beneficiary. A Beneficiary designation pursuant to this Paragraph 14 shall not be effective unless it is in writing and is received by the Committee prior to the death of the Participant making the designation.

15. Nonalienation. The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiaries.

16. Indemnification. The Bank shall indemnify, hold harmless and defend each member of the Board, each member of the Committee, each member of the Benefits Committee, and each of their designees who are employees of the Bank or any of its subsidiaries, against their reasonable costs, including legal fees, incurred by them, or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce the terms of the Plan.

17. Severability. A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof

18. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

19. Notices. Any notice or other communication required or permitted to be given to a party under the Plan shall be deemed given if personally delivered or if mailed, postage prepaid, by certified mail, return receipt requested, to the party at the address listed below, or at such other address as one such party may by written notice specify to the other:

(a)	if to the Committee:

Attention:	Chairman - Compensation Committee

Ottawa Savings Bank
925 Lasalle Street
Ottawa, IL 61350

(b) if to any party other than the Committee, to such party at the address last published by such party by written notice to the Committee.

20. Governing Law. The Plan shall be construed administered and enforced according to the laws of the State of Illinois, except to the extent that such laws are preempted by federal law.

21. Construction of Language. Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the male gender shall be deemed equally to refer to the feminine or the neuter. Any reference to an Article or Section shall be to an Article or Section of the Plan, unless otherwise indicated.

22. Amendment or Discontinuance. The Board or the Compensation Committee of the Board may amend, discontinue or terminate the Plan at any time; provided, however, that no amendment or discontinuance shall affect the rights of Participants to amounts already allocated to their Accounts under the Plan. The Benefits Committee of the Bank may make any amendment to the Plan that may be necessary or appropriate to facilitate the administration, management, and interpretation of the Plan or to conform the Plan thereto or that may be necessary or appropriate to satisfy requirements of law, provided that any such amendment does not significantly affect the cost to the Bank or any of its subsidiaries of maintaining the Plan. Notwithstanding the foregoing, no amendment by the Compensation Committee of the Board or the Benefits Committee of the Bank shall be made to the extent that any such amendment would cause any Participant who administers any employee benefit plan of the Bank (or any subsidiary of the Bank) and who, in accordance with the terms of any such plan or applicable law, must be ‘disinterested’, to cease to qualify as an ‘outside’ director, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the treasury regulations thereunder.

In witness whereof, Ottawa Savings Bank has caused this Voluntary Deferred Compensation Plan for Directors to be executed effective as of the          day of                     , 2000.

Ottawa Savings Bank

By:
Chairman of the Board

Attest:

Secretary		President